Grand Toys International, Inc.

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2004

GRAND TOYS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-22372	98-0163743
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1710 Transacanada Highway, Dorval, Quebec, Canada, H9P 1H7

(Address of Principal Executive Offices)	(ZIP Code)

Registrant's telephone number, including area code: (514) 685-2180

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Grand Toys International, Inc.

Item 5. Other Events and Regulation FD Disclosure

On August 13, 2004, Grand Toys International, Inc.(the "Company") issued a press release (the "Press Release") announcing

………The text of the press release follows:

That its stockholders, at a Special Meeting held this morning, approved the merger agreement providing for the reorganization of Grand Toys International Inc. (“Grand US”) into a Hong Kong holding company and the acquisition of  Playwell International Limited. Both the reorganization merger and the acquisition are expected to be consummated on August 16, 2004.

Post closing, the newly reorganized Hong Kong company will be Grand Toys International Limited (“Grand HK”), which will hold all the shares of Grand US and Playwell. The trading symbol of Grand HK will be ‘GRINY’ for approximately 20 days after closing. After this period, the symbol will revert to GRIN. Grand will send to shareholders of Grand US shortly after the closing of the reorganization merger information that will outline the procedures for exchanging their shares of Grand US common stock for Grand HK American Depositary Shares.  The ADSs, represent beneficial ownership of ordinary shares of Grand HK.

Pre-closing, Henry Hu held the position of Chairman and Chief Executive Officer of Centralink, the sole shareholder of Playwell, and Elliot L. Bier held the position of Chairman of Grand. Post closing, Mr. Hu and Mr. Bier will, respectively, hold the positions of Chairman and Vice-Chairman of the Grand HK board of directors.

In a joint statement, Henry Hu and Elliot L. Bier commented:

 “We are excited that we have successfully completed this combination and that Grand US’ shareholders have voted to support our vision.

By combining Grand and Playwell, we have put together a strong base from which to grow the company. We believe that Grand HK will reap the benefits of combining Playwell’s manufacturing strength, sourcing expertise and financial resources with Grand US’ marketing and distribution network in North America.

We continue to believe that this merger will create a strong vertically-integrated company that will be greater than the sum of its parts.  The resulting merger will have manufacturing and distribution capabilities and allow Grand HK to expand its product offerings significantly. Together, the combined company will be a stronger vehicle for future expansion and will enjoy strategic benefits by being a larger company that has international exposure.

We will continue to work very hard to offer our shareholders added value.”

About Grand Toys International Limited (Grand HK)

Grand Toys International Limited, or Grand HK is a Hong Kong limited company and is currently wholly-owned by Grand US. After the reorganization, Grand HK will be the direct parent holding company of Grand US, Playwell and their respective subsidiaries.

About Grand Toys International, Inc.

Grand Toys International, Inc., both directly and through its Canadian subsidiary, Grand Toys Ltd., has engaged in the toy business for over 43 years.  Grand develops and distributes a wide variety of toys and ancillary items throughout Canada and markets proprietary products in the United States.  Grand’s business consists of four areas of operation:

•

importing and distributing throughout Canada, on an exclusive and non-exclusive basis, a wide variety of well-known toy and leisure products and ancillary items, including party goods, stationary and accessories;

•

selling toy products and ancillary items featuring popular characters licensed to Grand;

•

earning commissions on the sale of products represented by Grand and shipped directly from an overseas vendor to Canadian customers; and

•

selling proprietary products, such as puzzles, arts and crafts, playballs and stationary

About Playwell International Limited

Playwell International Limited is a Hong Kong limited holding company with four operating subsidiaries:

•

Hong Kong Toy Centre Limited, which develops products for sale under the Playwell brands and supervises the outsourced manufacture of such products, as well as products designed by certain customers for sale under their own brands, by contract manufacturers located primarily in mainland China;

•

Gatelink Mould Engineering Limited, a manufacturer of moulds for Playwell;

•

Great Wall Alliance Ltd., the holder of Playwell trademarks; and

•

Asian World Enterprises, Ltd. which holds certain intellectual property licenses from Walt Disney Company and for Crayola branded products.

Management is in the process of updating the existing Grand’s website, www.grand.com, to include the Playwell International

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAND TOYS INTERNATIONAL, INC.

By:  /s/ Tania M. Clarke

   Tania M. Clarke

   President of Finance

Date: August 13, 2004

Grand Toys International, Inc.